Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SHF Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Primary Offering Class A Common Stock(2)	Other(3)	5,750,000	$11.50	(3)	$66,125,000.00	0.00011020	$7,286.98
		Secondary Offering Class A Common Stock(4)	457(c)	17,382,500	$5.38	(5)	$93,517,850.00	0.00011020	$10,305.67

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$159,642,850.00		$17,592.65
	Total Fees Previously Paid						$0
	Total Fee Offsets						$0
	Net Fee Due						$159,642,850.00		$17,592.65

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of up to 5,750,000 shares of the Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of SHF Holdings, Inc. (f/k/a Northern Lights Acquisition Corp.) (the “Company”) that are issuable upon the exercise of the public warrants of the Company originally issued in the Company’s initial public offering.
(3)	The price per share is based upon the exercise price per warrant of $11.50 per share.
(4)	Consists of 17,382,500 shares of Class A Common Stock registered for sale by the selling securityholders named in this registration statement, including (i) 16,360,000 shares of Class A Common Stock issuable upon the conversion of 20,450 shares of Series A Convertible Preferred Stock assuming a conversion price of $1.25 and (ii) 1,022,500 shares of Class A Common Stock issuable upon the exercise of 1,022,500 private warrants of the Company.
(5)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $5.38, which is the average of the high and low prices of the Class A Common Stock on October 4, 2022 on the Nasdaq Capital Market.